Exhibit 10.15

Execution version

Framework Agreement

in relation to the sale of VLCC vessels

dated 3 January 2014

between

Maersk Tankers Singapore Pte Ltd

as Sellers

and

Euronav NV or a nominated company (fully guaranteed by Euronav NV)

as Buyers

Contents

1	DEFINITIONS	3
2	SALE OF THE VESSELS	4
3	ACCEDING BUYERS	4
4	PURCHASE PRICE AND DEPOSIT	5
5	DELIVERY OF THE VESSELS	6
6	COMMERCIAL MANAGEMENT	7
7	GENERAL DEFAULT PROVISION	7
8	BUYERS’ DEFAULT	8
9	SELLERS’ DEFAULT	9
10	MISCELLANEOUS DEFAULT PROVISION	10
11	SIGNING	10
12	GOVERNMENTAL APPROVALS	10
13	INTEREST	10
14	ASSIGNMENT	11
15	CONFIDENTIALITY	11
16	REPRESENTATIONS AND WARRANTIES	11
17	INTERPRETATION	12
18	COSTS AND EXPENSES	12
19	CONFLICT BETWEEN PROVISIONS	12
20	NOTICES	13
21	GOVERNING LAW AND JURISDICTION	13
22	LIST OF APPENDICES	14
23	COUNTERPARTS	14

This framework agreement (the “Agreement”) is entered into on 3 January 2014 between

(1)	Maersk Tankers Singapore Pte Ltd, 200 Cantonment Road, 10-00 Southpoint, 089763, Singapore, (the “Sellers”); and

(2)	Euronav NV, 20 De Gerlachekaai, 2000 Antwerp, Belgium or a company to be nominated, such nominee to be fully guaranteed by Euronav NV (“Euronav”).

WHEREAS:

A.	The Sellers have agreed to sell and the Buyers (as defined below) have agreed to buy 15 VLCC vessels (as more particularly defined below, the “Vessels” and individually, a “Vessel”) on en bloc basis for a total price of USD 980,000,000 (United States Dollars Nine Hundred and Eighty Million) made up of each Allocated Purchase Price and otherwise on the terms and conditions set out in this Agreement and in the MOAs (as each expression is defined below);

B.	The Parties have agreed that each of the Vessels will be delivered separately to the Buyers and that the delivery date for each Vessel will be nominated by the Sellers in accordance with the provisions set out below and in the MOAs.

IT IS AGREED as follows:

1	Definitions

1.1	In this Agreement the following terms and expressions shall have the meaning set out below:

“Acceding Buyer” shall have the meaning set out in Clause 3.1.

“Allocated Deposit” shall have the meaning set out in Clause 4.3.

“Allocated Purchase Price” shall have the meaning set out in Clause 4.2.

“Buyers” means Euronav and, upon the accession by an Acceding Buyer, that Acceding Buyer in relation to the relevant Vessel.

“Banking Days” means days on which banks are open in New York, Singapore, London, Antwerp and Copenhagen.

“Consequential Losses” means: (a) consequential or indirect loss under English law and (b) loss and/or deferral of production, loss of product, loss of use, loss of revenue in each case whether direct, consequential or indirect to the extent that these are not included in (a) and whether or not foreseeable at the Effective Date.

“Delivery Port” means any area or port worldwide, excluding any area or port within (i) the jurisdiction of the West Coast of the United States of America; and (ii) any nation prohibited under the laws of the United States of America, the United Nations or the European Union.

“Delivery Window” means the dates set out against the name of each Vessel in Appendix 2.

“Deposit” shall have the meaning set out in Clause 4.3.

“Deposit Date” means the date that USD 98,000,000 has been deposited with the Escrow Bank in accordance with Clause 4.3 of the Agreement.

“Effective Date” means the date of this Agreement.

“Escrow Agreement” means the escrow agreement entered into on the same date as this Agreement between the Sellers, the Buyers and the Escrow Bank attached hereto as Appendix 4.

“Escrow Bank” means Nordea Bank Finland Plc, London Branch or such other bank to be mutually agreed.

“Escrow Funds” means the Deposit paid to and held by the Escrow Bank from time to time, in accordance with Clause 4.3 of the Agreement.

“Escrow Payment Letter” means an escrow payment letter to be given by the Sellers and the Buyers in accordance with Clause 4.3 of the Agreement and the Escrow Agreement.

“Letter Agreement” means the Parties’ offer and acceptance of the letter agreement dated 26 December 2013.

“Losses” means direct liabilities, losses, costs, claims and expenses, excluding Consequential Losses.

“MOA” means the Norwegian Saleform 2012 Memorandum of Agreement with amendments for the sale of each Vessel made on the date of this Agreement between the Sellers and the Buyers in each case, in the forms attached as Appendices 1-A to 1-O inclusive to this Agreement.

“Parties” means each party to this Agreement and any Acceding Buyer nominated by the Buyers in accordance with Clause 3 of this Agreement.

“Purchase Price” shall have the meaning set out in Clause 4.1.

“Vessels” means the 15 VLCC vessels listed in Appendix 2 to this Agreement and individually, a “Vessel”.

2	Sale of the Vessels

2.1	The Sellers hereby agree to sell by way of an en bloc sale, and the Buyers agree to buy, the Vessels on the terms set out in this Agreement, including but not limited to the terms and conditions of the MOAs.

2.2	The Sellers hereby confirm to Euronav that as from the Effective Date and until the Deposit Date, the Sellers shall not sell or long-term charter or agree to sell or long-term charter any of the Vessels except as provided herein. In this context long-term charter means any charter exceeding beyond the Delivery Window.

3	Acceding Buyers

3.1	Any wholly owned subsidiary of the Buyers may accede to this Agreement (an “Acceding Buyer”) by way of (i) executing and delivering to the Sellers an accession deed in the form set out in Appendix 3 and (ii) delivering to the Sellers a copy of its certificate of incorporation and memorandum and articles of association, or equivalent constitutional documents. Upon execution and delivery of an accession deed by any Acceding Buyer and delivery of such constitutional documents, Euronav may nominate that Acceding Buyer as “Buyers” under a particular MOA in relation to the purchase of an individual Vessel on the terms and conditions of that MOA.

3.2	Each MOA shall stand alone and the relevant Acceding Buyer shall be fully responsible to the Sellers only for the relevant obligations under this Agreement and the MOA in respect of the Vessel to be acquired by that Acceding Buyer.

3.3	Upon accession, each Acceding Buyer in respect of a Vessel’s classification records which have been inspected by Euronav, shall be deemed to have instructed Euronav to carry out such inspection on its behalf and the Acceding Buyer shall thus have the same rights and obligations as if the Acceding Buyer itself had inspected the Vessel’s classification records. It is noted that Euronav (on the Buyers’ behalf) have inspected and accepted the Vessels’ classification records in Copenhagen on 20 December 2013. The Buyers have waived their right to physically inspect the Vessels and as a consequence the Buyers accept that the sale is outright and definite, subject only to the terms and conditions of this Agreement and each MOA.

3.4	Notwithstanding any nomination of an Acceding Buyer for one or more individual Vessel(s) pursuant to Clause 3.1, Euronav shall remain fully responsible for any and all the obligations of each of the Acceding Buyers under this Agreement and each MOA. In consideration of the Sellers entering into this Agreement and the MOAs, Euronav unconditionally and irrevocably guarantees and agrees to guarantee (as primary obligor and not as surety only) the performance of any Acceding Buyer’s obligations under this Agreement and the purchase of the individual Vessel under the relevant MOA. As a separate continuing obligation, Euronav indemnifies and agrees to indemnify the Sellers from and against any and all Losses which the Sellers may suffer or incur as a consequence of the failure of an Acceding Buyer to fully perform all of its respective obligations under the relevant MOA in accordance with the terms thereof. The obligations of Euronav under this Clause shall remain in full force and effect notwithstanding (i) any intermediate settlement of the guaranteed or indemnified obligations, (ii) any amendment of this Agreement or any MOA, (iii) any event described in clause 7.1 affecting of any Acceding Buyer or (iv) any other event or matter whatsoever.

4	Purchase price and deposit

4.1	The total purchase price for all the Vessels is USD 980,000,000 (United States Dollars Nine Hundred and Eighty Million) (the “Purchase Price”).

4.2	The allocated purchase price for each of the Vessels is set out in Appendix 2 (each, an “Allocated Purchase Price”).

4.3	As security for the correct fulfilment of this Agreement Euronav shall pay on its own behalf and on behalf of the Acceding Buyers a deposit of 10% (ten per cent) of the Purchase Price, equal to USD 98,000,000 (United States Dollars Ninety Eight Million) (the “Deposit”). The Deposit shall be paid to the Escrow Bank as follows: (i) Euronav shall transfer USD 88,000,000 (United States Dollars Eighty Eight Million) to the Escrow Bank no later than 17 January 2014, 1700 hours London time and (ii) following confirmation of receipt of USD 88,000,000 by the Escrow Bank to the Sellers, the Sellers shall transfer USD 10,000,000 (United States Dollars Ten Million) to the Escrow Bank (being the amount that the Sellers have received in accordance with the Letter Agreement) (the “Deposit Date”). This Deposit shall be placed as Escrow Funds with the Escrow Bank and held by it in an account in the name of the Sellers in accordance with an Escrow Agreement between the Sellers, the Buyers and the Escrow Bank in such form as may reasonably be required by the Escrow Bank and the Parties and the relevant part of the Deposit (being 10% (ten per cent) of the Allocated Purchase Price for that Vessel, each an “Allocated Deposit”) is to be released upon the Buyers and Sellers signing a protocol of delivery and acceptance in respect of that relevant Vessel or released as otherwise provided in this Agreement or the Escrow Agreement. Simultaneously with signing the protocol of delivery and acceptance the Sellers and the Buyers shall also be obliged to sign an Escrow Payment Letter under the Escrow Agreement and thereby releasing the relevant Allocated Deposit. Interest on the Deposit, if any, shall be credited to the Buyers upon delivery of each Vessel by reference to the Allocated Deposit. Any fee charged for holding the Deposit shall be borne equally by the Sellers and the Buyers.

4.4	The remaining part of the Allocated Purchase Price (i.e. 90% (ninety per cent)) for a Vessel plus any other amount due under the relevant MOA shall be paid in full free of bank charges by way of conditional payments using SWIFT messages MT202 and MT199 to the Escrow Bank on delivery of the relevant Vessel or, subject to the consent of the Buyers’ financing bank, 1 (one) Banking Day prior to delivery.

4.5	When the Vessel is in every respect physically ready for delivery in accordance with the terms of the relevant MOA, the Sellers shall give the Buyers a written Notice of Readiness for delivery in accordance with the terms of this Agreement and the relevant MOA. The Buyers shall then take delivery of the Vessel promptly but not later than 3 (three) Banking Days after the date that the Notice of Readiness has been given. The Allocated Deposit shall be released from the Escrow Funds in accordance with Clause 4.3 and paid to the Sellers for the relevant Vessel, and the Buyers and Sellers shall jointly instruct the Escrow Bank to release this amount by sending the Escrow Payment Letter simultaneously with the release of the payment of the remainder of the Allocated Purchase Price by the Buyers.

4.6	The Allocated Purchase Price of each Vessel and any other amounts due from the Buyers to the Sellers under this Agreement or each MOA shall be paid by the Buyers to the Sellers in full without any set-off, counterclaim, deduction or withholding unless such right of set-off, counterclaim, deduction or withholding is specified in this Agreement or the MOA.

5	Delivery of the Vessels

5.1	Each Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at the Vessel’s Delivery Port which is to be nominated by the Sellers in accordance with the terms of this Clause 5 and the relevant MOA.

5.2	Notwithstanding Clause 5.1, if the intended location of a Delivery Port entails a risk of an adverse tax effect for the Buyers or the Sellers as a result of the transfer of title to a Vessel, the Sellers and the Buyers shall be obliged to postpone submission of a Notice of Readiness and the transfer of title of such Vessel until the Vessel is in such location where there is no risk of such adverse tax effects. The Sellers and the Buyers shall cooperate in this respect, including evaluating the possibility of a transfer of title of the Vessel in international waters.

5.3	Subject to the other provisions of this Clause 5, delivery of the Vessels shall take place within the Delivery Window for each Vessel. At the time of delivery each Vessel shall be free from all charters, encumbrances, taxes, mortgages and maritime liens and any other debts whatsoever, and shall not be subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against the consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

5.4	The Sellers shall nominate an estimated delivery date and time for each of the Vessels in the Sellers’ absolute discretion by giving the Buyers 20,15,10, 5 and 3 days’ notice of the estimated time of arrival at the anticipated Delivery Port or other place of delivery nominated by the Sellers in accordance with this Clause 5.

5.5	Subject to Clause 5.6, all Vessels shall be delivered between 30 days and 180 days after the Deposit Date. Latest three (3) weeks after the Deposit Date Sellers will provide Buyers with a non-binding tentative delivery overview specifying current known schedule of each Vessel and whether Sellers intend to complete additional voyages prior to Delivery. If Buyers have difficulty providing the technical management required to take Delivery of one or more Vessels, Sellers will use all reasonable efforts to offer technical management services for a period of up to 6 months on each relevant Vessel against Buyers informing Sellers of the relevant Vessels no later than 10 days after receiving the non-binding tentative overview and with the Parties being obliged to co-operate in good faith should such notice provide a challenge to the Sellers. Such services will be provided at actual cost plus USD 20,000 in administration fee per month per Vessel as per executed Shipman agreed between the parties no later than 30 days after Deposit Date. The form of Shipman shall reflect that the Buyers shall not be responsible for Severance Costs or post-termination Management Fees, but the Buyers are responsible for pro rata Crew Support Costs in accordance with ordinary Maersk principles.

5.6	In relation to the Vessel “Maersk Sandra” employed on French Flag through a bareboat charter and employed on time charter requiring French flag, the Vessel shall be delivered upon expiry of the time charter, or, in the Sellers’ option, earlier if the Sellers can arrange to swap an alternative vessel (not subject to this Agreement) into the above mentioned bareboat and time charter arrangement. The Vessel shall be delivered with deletion from the French International Flag and deletion from the Vessel’s primary registration in the Singapore Registry of Ships. “Maersk Sandra” shall be delivered not later than 30 March 2015 which shall be the Cancelling Date under the MOA for that Vessel.

5.7	In order to assist a smooth delivery of the Vessels as set out in this Clause 5 the Parties agree to cooperate in good faith (as may be reasonably required) in connection with the delivery of the Vessels.

5.8	As of the date of this Agreement and until delivery of the Vessels, the Sellers undertake not to employ the Vessels in contradiction with any sanctions against any sovereign nation issued by the European Union, United States of America or United Nations.

5.9	The Parties acknowledge that the Sellers are exiting the VLCC sector and that all spare parts and spare equipment relating to the Vessels are included in the sale. If any such spare parts and equipment are fleet spares and are not allocated to any specific Vessel they shall not be sold or otherwise disposed of during the currency of this Agreement and shall be delivered to the Buyers, immediately if required for a delivered Vessel’s operation, and in any case not later than 180 days after the Deposit Date. The Sellers shall provide to the Buyers a list of critical spares and all spares as per vessel Planned Maintenance System and any other information reasonably requested in relation to spare parts and equipment and their location. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts taken out of spare and used as replacement on one of the Vessels prior to delivery of that Vessel.

5.10	The Sellers agree that spares shall be maintained at normal operating levels, properly stored and maintained or repaired (as necessary) until the time of delivery.

6	Commercial Management

6.1	The Sellers or their relevant affiliate shall have the option (exercisable at any time during the Sellers controlling the below-mentioned VLCC vessels) of placing some or all of their remaining VLCC controlled vessels (currently named “Maersk Hakone”, “Maersk Hakata”, “Maersk Hirado”, “Maersk Hojo”, “Maersk Heiwa” and “Maersk Hayama”) under commercial management with Euronav or another affiliated company managed by Euronav, which arrangement Euronav will procure) at a fixed fee of 1.25% on earnings on the terms of a commercial management agreement to be agreed between the Parties.

7	General default provision

7.1	Without prejudice to any rights that have accrued under this Agreement or any of its rights or remedies, either Party may terminate this Agreement with immediate effect by giving notice to the other Party if:

7.1.1	the other Party suspends payment of its debts, or is unable to pay its debts as they fall due or admits inability to pay its debts, or is deemed unable to pay its debts within the meaning of section 123 of the English Insolvency Act 1986; or

7.1.2	the other Party defaults under any indebtedness for borrowed money, which default (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (“payment default”) or (b) results in the acceleration of such indebtedness prior to the maturity date on which the payment of principal is due and payable (excluding any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof); and, in each case, (i) the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates USD 20.0 million or more; and (ii) such circumstances reasonably impact upon the ability of the Party in default to perform their obligations under this Agreement or any of the MOAs; or

7.1.3	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other Party, and that petition, notice, resolution or order is not discharged within 14 (fourteen) days; or

7.1.4	an application is made to court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given or if an administrator is appointed, over the other Party, and that application, order, notice or appointment is not discharged within 14 (fourteen) days; or

7.1.5	a person becomes entitled to appoint a receiver over the assets of the other Party or a receiver is appointed over the assets of the other Party; or

7.1.6	the other Party is the subject of a bankruptcy petition or order, and that petition or order is not discharged within 14 (fourteen) days; or

7.1.7	the other Party fails to pay final judgments aggregation in excess of USD 20 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing) which judgments are not paid, discharged or stayed for a period of 60 days and such circumstances reasonably impact upon the ability of the Party in default to perform their obligations under this Agreement or any of the MOAs; or

7.1.8	the other Party suspends or ceases carrying on all or a substantial part of its business.

For the purposes of this Clause 7.1, the Sellers constitute one Party and the Buyers constitutes the other Party.

7.2	Should the USD 88,000,000 of the Deposit not be paid in accordance with item (i) of Clause 4.3, the Sellers shall have the right to terminate this Agreement with immediate effect by giving notice to the Buyers in which case the USD 10,000,000 paid to the Sellers in accordance with the Letter Agreement shall be forfeited to the Sellers.

7.3	The remedies available to the Sellers in the case of the Buyers’ default under this Clause are set out in Clause 8, and the remedies available to the Buyers in case of the Sellers default under this Clause are set out in Clause 9.

8	Buyers’ default

8.1	Should the Allocated Purchase Price for a Vessel not be paid in accordance with this Agreement and the terms and conditions of the MOA, the Sellers have the right to either:

8.1.1	terminate the MOA for the Vessel, in which case the full amount of the Allocated Deposit remaining in the joint account (as per Clause 4.3) together with interest earned shall be forfeited and immediately released to the Sellers. If the Sellers’ Losses exceed the amount received in this way, the Sellers shall be entitled to claim further compensation from the Buyers for their direct Losses in relation to that Vessel up to a maximum amount of (i) the Allocated Purchase Price less (ii) the Allocated Deposit in relation to that Vessel, provided however, in such case, any further claim by the Sellers may not be made or enforced against the remaining Escrow Funds but such agreement by the Sellers shall be without prejudice to all other rights and remedies of the Sellers against the Buyers under this Agreement or any of the MOAs; or

8.1.2

terminate this Agreement (which for the avoidance of doubt include all of the MOAs relating to Vessels which have not been delivered) in which case the aggregate of (i) the Allocated Deposit in relation to that Vessel, and (ii) 30% of the balance of all of the remaining Escrow Funds after deduction of such Allocated Deposit together with interest earned, shall be forfeited and immediately released to the Sellers in full and final settlement of any claims which the Sellers might otherwise have against the Buyers under this Agreement and/or any of the MOAs (relating to Vessels which have not been delivered) and the remaining balance of the Escrow Funds together with any interest accrued thereon shall be immediately returned to the Buyers.

8.2	Should the Sellers terminate this Agreement under the provisions of Clause 7, the full amount of the Escrow Funds (if any) together with interest earned shall be forfeited and immediately released to the Sellers. If the Sellers’ Losses exceed any amount received in this way, the Sellers shall be entitled to claim (further) compensation for their direct Losses, however, up to a maximum amount of the amount of the Purchase Price not then received by the Sellers (after deduction of the Escrow Funds (if any) released to the Sellers in accordance with this Clause 8.2).

8.3	Should the Sellers terminate this Agreement under the provisions of Clause 7.2 (being a result of the Buyers not having paid the Deposit in accordance with the terms of this Agreement), the Sellers shall be entitled (i) to the USD 10,000,000 paid to the Sellers in accordance with the Letter Agreement (which shall be forfeited to the Sellers) and (ii) to claim an amount equal to the Deposit less USD 10,000,000. If the Sellers’ Losses exceed any amount received in this way, the Sellers shall be entitled to claim (further) compensation for their direct Losses, however, up to a maximum amount no greater than (i) the amount of the Purchase Price less (ii) the Deposit.

9	Sellers’ default

9.1	Should any Vessel become an actual, constructive or compromised total loss (in each case, as so determined by the Vessel’s insurers) before it has been delivered to the Buyers in accordance with this Agreement and the relevant MOA, such Vessel shall be excluded from the sale of the Vessels to the Buyers and the Purchase Price shall be reduced by the relevant Allocated Purchase Price. The Allocated Deposit for the Vessel shall promptly be released to the Buyers together with interest earned in relation to that Vessel and the relevant Acceding Buyers shall be fully and finally released by the Sellers from all of their obligations under this Agreement and the relevant MOA in relation to the relevant Vessel. Otherwise, this Agreement shall not be affected in any way. The Buyers shall not be entitled to terminate this Agreement or to bring any other claim whatsoever against the Sellers for this reason (except for a breach by the Sellers of this Clause 9.1) and likewise the Sellers shall not be entitled to bring any claim against the Buyers in such a total loss situation.

9.2	Subject to the provisions of Clause 9.1, should the Sellers fail to give Notice of Readiness in accordance with the terms and conditions of the MOA for any Vessel, or fail to be ready to validly complete a legal transfer of any Vessel by 180 days after the Deposit Date (at the latest) (or by 30 March 2015 in the case of “Maersk Sandra”), the Buyers shall have the option of terminating the MOA for any such Vessel. If, after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect and a new Notice of Readiness given within such 180 day period (or by 30 March 2015 in the case of the “Maersk Sandra”) the Buyers shall retain their option to terminate the MOA for the Vessel. The Sellers shall indemnify the Buyers in respect of any Losses (excluding Consequential Losses) arising from the withdrawal of a Notice of Readiness under this Clause 9.2.

9.3	Should the Buyers terminate the sale of a Vessel for any reason whatsoever (including but not limited to under Clause 9.2), the Allocated Deposit related to that Vessel together with interest thereon, shall be released to the Buyers immediately from the Escrow Funds and the Sellers shall make due compensation to the Buyers for their Loss and for all expenses together with interest if their failure is due to proven negligence. As a separate continuing obligation, the Sellers indemnify and agree to indemnify the Buyers from and against any and all Losses which the Buyers may suffer or incur as a consequence of the failure of the Sellers fully to perform all of its respective obligations under each MOA. Otherwise, this Agreement shall remain in full force and effect, and the Parties’ rights and obligations under this Agreement in relation to the other Vessels shall not be affected in any way.

9.4	Without prejudice to Clause 9.3, should the Buyers terminate this Agreement under the provisions of Clause 7, the full remaining balance of the Escrow Funds (together with interest earned thereon) shall be released to them immediately and the Buyers shall be entitled to claim further compensation for their direct Losses, however, up to a maximum amount no greater than (i) the Purchase Price less (ii) the aggregate of the Allocated Deposits of the Vessels not already delivered.

10	Miscellaneous default provision

10.1	Apart from the right to terminate this Agreement as set out in the provisions of Clauses 7, 8, 9 and the termination provisions of Clause 12, neither Party shall be entitled to terminate this Agreement for any reason whatsoever.

10.2	The termination of this Agreement for any reason whatsoever shall have no retrospective effect on the rights and obligations of the Parties in respect of any Vessels which have been delivered at such time.

11	Signing

11.1	At the signing of this Agreement, the Sellers have delivered to the Buyers:

11.1.1	documentary evidence from relevant corporate bodies of the Sellers authorising the signing of this Agreement and the consummation of the transactions contemplated under this Agreement.

11.2	At the signing of this Agreement, the Buyers have delivered to the Sellers:

11.2.1	documentary evidence from relevant corporate bodies of the Buyers authorising the signing of this Agreement and the consummation of the transactions contemplated under this Agreement.

12	Governmental Approvals

12.1	The Buyers confirm they have made customary and reasonable inquiries to investigate if the consummation of the transactions contemplated by this Agreement and the MOAs require notification to or approval/clearance by any regulatory or competition authority in any jurisdiction. Should any notifications or approvals/clearances be required the Buyers are solely responsible for taking any and all steps necessary for obtaining any clearance(s) required by the Buyers and/or the Sellers under any antitrust or competition law to consummate the transactions under this Agreement and the MOAs in accordance with the agreed delivery dates.

12.2	If relevant, the Buyers shall prepare and submit relevant submissions, filings, etc. as soon as reasonably practicable provided the Sellers have adequately and timely provided the Buyers with information and documents reasonably requested by the Buyers to fulfill their obligations. The Buyers and the Sellers shall cooperate in this respect and the Sellers shall be given reasonable time to comment on any submissions, filings, etc. and the Buyers shall take the reasonable comments of the Sellers into account.

12.3	If the Buyers are not able or willing to consummate the transactions set forth herein due to lack of any required clearance or due to any other governmental approval related issue the Sellers shall be entitled to terminate this Agreement and the full amount of the Escrow Funds together with interest earned shall be forfeited and immediately released to the Sellers. If the Sellers’ Losses exceed any amount received in this way, the Sellers shall be entitled to claim (further) compensation for their direct Losses, however, up to a maximum amount of the amount of the Purchase Price not then received by the Sellers (after deduction of the Escrow Funds (if any) released to the Sellers).

13	Interest

13.1	If a Party fails to make any payment due to another Party under this Agreement by the due date for payment, then the defaulting Party shall pay interest on the overdue amount at the rate of 3% (three per cent) per annum above 3 months LIBOR as such is fixed on the date on which such failure to make payment occurs. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The defaulting Party shall pay the interest together with the overdue amount.

14	Assignment

14.1	Except for accession of an Acceding Buyer under Clause 3, neither Party shall assign, novate, transfer, mortgage, charge, subcontract or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of the other Party.

15	Confidentiality

15.1	Each Party undertakes that it shall not at any time during this Agreement, disclose the commercial terms of this Agreement and the MOAs or any information which should reasonably be considered to be private or confidential concerning the business (including, without limitation, any customer or suppliers) of the other Party to any person which is not (i) an employee, (ii) professional advisor, (iii) representative or (iv) director or officer of such Party and any agents or affiliates of such Party (on a need to know basis) (v) potential financing parties (and then only on a need to know basis) or except as may be required by law, court order or any governmental or regulatory authority.

15.2	No Party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). The parties shall consult together on the timing, contents and manner of release of any announcement, but it is expressly agreed that no announcements shall be made prior to the date and time referred to in Clause 15.5 herein.

15.3	Where an announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the Party required to make the announcement shall promptly notify the other Party. The Party concerned shall make all reasonable attempts to agree the contents of the announcement with the other Party before making it.

15.4	This Clause 15 shall apply whether or not the Deposit Date occurs.

15.5	The Parties may issue a press release/stock exchange announcement after 1800 hours CET on Sunday 5th January 2014 and shall use reasonable endeavours to agree the wording of such press release/stock exchange announcement with the other Party.

16	Representations and warranties

16.1	Each of the Parties represents and warrants to the other as follows:

16.1.1	it is a corporation duly established and existing under the laws of the place of its incorporation and has full power and authority to carry on its business as now conducted and no authorisations, consents or approvals are required in connection with this Agreement;

16.1.2	it has full power, authority and legal right to execute, deliver and perform the terms of this Agreement;

16.1.3	this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations (subject to insolvency and other laws affecting creditors’ rights generally); and

16.1.4	it is not aware of any pending actions or proceedings before any court of administrative agency which might materially affect its ability to perform its obligations under this Agreement.

16.2	The representations and warranties in this Clause shall survive execution and delivery of this Agreement and shall be deemed to be repeated by the Buyers at the time of accession of any Acceding Buyer to this Agreement and by both Parties on the date of delivery of each Vessel.

17	Interpretation

17.1	This Agreement and the MOAs constitute the entire agreement and understanding between the Parties and supersede and extinguish all previous drafts, agreements, arrangements, discussions, exchanges and understandings between them, whether written or oral, relating to its subject matter.

17.2	Each Party acknowledges that in entering into this Agreement and the MOAs it has not and does not rely on, and shall have no right or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement or any MOA.

17.3	Any terms implied into this Agreement or the MOAs by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Agreement shall limit or exclude any liability for fraud or for death or personal injury caused by the negligence of a Party to the extent not permitted by law.

17.4	Neither Party shall be liable to the other Party for any Losses whether arising from breach of this Agreement or any MOA, breach of statutory duty, tort (including negligence) or otherwise howsoever where such Losses constitute indirect, special, punitive or Consequential Losses.

17.4.1	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or any MOA or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

17.4.2	Without prejudice to the rights of (i) any Acceding Buyer under this Agreement and the relevant MOA or (ii) any affiliate of the Sellers under Clause 6, no term of this Agreement or any MOA shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 (or otherwise) by any party who is not a Party to this Agreement

17.4.3	Each of the Parties undertakes with the other to use its reasonable endeavours to do and perform such other and further acts and execute and deliver any and all other instruments as may be required by law or reasonably required by the other Party in order to establish, maintain and protect the rights and remedies of the other Party and to carry out and effect the intent and purpose of this Agreement.

17.4.4	The Parties shall use reasonable endeavours to satisfy, in a timely manner, their other obligations under this Agreement.

17.4.5	This Agreement may be executed in counterparts each of which will constitute one and the same document.

18	Costs and expenses

18.1	Whether or not the Effective Date occurs, each of the Parties shall bear their own costs and expenses including (i) fees with respect to their external advisors, including auditors and lawyers and (ii) public charges of any nature.

19	Conflict between provisions

19.1	The Appendices attached to the Agreement shall form an integrated part hereof. In case of any ambiguity or conflict between the provisions of this Agreement (excluding the ambiguous or conflicting Appendix) and the provisions of any Appendix (including, without limitation, any MOA), the terms of this Agreement (excluding the ambiguous or conflicting Appendix) shall prevail.

20	Notices

20.1	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by letter (by courier/hand delivery) or E-mail as follows:

If to Maersk Tankers Singapore Pte Ltd:

c/o Maersk Tankers A/S

Esplanaden 50

1098 Copenhagen K

Denmark

For the attention of: COO

Email: christian.michael.ingerslev@maersktankers.com

cc

For the attention of: Head of Legal

Email: anette.ryde@maersktankers.com

If to the Buyers:

Euronav NV

20 De Gerlachekaai

2000 Antwerp

Belgium

For the attention of: Chief Executive Officer

Email: management@euronav.com

cc

For the attention of: General Counsel

Email: legal@euronav.com

or any substitute address or Email-address or department or officer as any Party may notify to the other Party.

20.2	The receipt of any notices or other communication from a Party made by E-mail shall also be forwarded by letter (by courier/hand delivery) unless the E-mail is confirmed as received by the other Party.

21	Governing law and jurisdiction

21.1	This Agreement or any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

21.2	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

21.3	The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

21.4	In the event that there are multiple claimants and/or multiple respondents, the reference shall be to three arbitrators. Two of these shall be appointed by the Parties as defined in this Agreement: one by the Sellers for their party in the dispute (either the claimants or the respondents), and one by the Buyers (which shall include any Acceding Buyer) for their party in the dispute. Otherwise, the appointment of arbitrators shall follow the procedure set out in Clause 21.3.

21.5	Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

21.6	In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

22	List of Appendices

22.1	The following Appendices are attached to this Agreement:

Appendix 1-A to 1-O:	MOAs for the sale of each Vessel

Appendix 2:	List of the Vessels and Delivery Windows

Appendix 3:	Form of Accession Deed

Appendix 4:	Escrow Agreement

23	Counterparts

23.1	This Agreement and each of the MOAs may be executed in any number of counterparts, each of which shall constitute an original, but all counterparts shall together constitute one and the same instrument.

This Agreement has been entered into on the date stated at the beginning of it.

For and on behalf of

Maersk Tankers Singapore Pte Ltd

as Sellers

By:

Name:	Christian M. Ingerslev

Title:	Attorney-in-fact

For and on behalf of

Euronav NV

as Buyers and Guarantor

By:

Name:	EGIED VERBEECK

Title:	GENERAL COUNSEL

By:

Name:	PADDY RODGERS

Title:	CEO

Appendix 1 – MOA for the sale of each Vessel

Appendix 2 – List of the Vessels

List of the Vessels

Name of Vessel	Allocated Purchase Price	Delivery Window
Maersk Nautilus	USD 41,000,000 (United States Dollars Forty One Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Navarin	USD 47,000,000 (United States Dollars Forty Seven Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Neptune	USD 47,000,000 (United States Dollars Forty Seven Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Nucleus	USD 47,000,000 (United States Dollars Forty Seven Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Nectar	USD 54,000,000 (United States Dollars Fifty Four Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Nautica	USD 54,000,000 (United States Dollars Fifty Four Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Noble	USD 54,000,000 (United States Dollars Fifty Four Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Newton	USD 60,000,000 (United States Dollars Sixty Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Sara	USD 78,000,000 (United States Dollars Seventy Eight Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Sandra	USD 78,000,000 (United States Dollars Seventy Eight Million)	As provided in Clause 5.6.

Maersk Simone	USD 84,000,000 (United States Dollars Eighty Four Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Sonia	USD 84,000,000 (United States Dollars Eighty Four Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Ingrid	USD 84,000,000 (United States Dollars Eighty Four Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Isabella	USD 84,000,000 (United States Dollars Eighty Four Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Maersk Ilma	USD 84,000,000 (United States Dollars Eighty Four Million)	30 to 180 days after the Deposit Date as nominated by the Sellers in accordance with Clause 5

Appendix 3 – Form of Accession Deed

To:	Maersk Tankers Singapore Pte Ltd

Cc:	[—]

From:	[ ], as Acceding Buyer

Dated:	[ ]

Dear Sirs,

Framework Agreement in relation to the sale of VLCC vessels – Accession Deed

We refer to the Framework Agreement dated 3 January 2014 (the “Agreement”), as amended, supplemented and restated from time to time, and amongst others made between Maersk Tankers Pte Ltd, as Sellers and Euronav NV as Buyers.

This is an accession deed.

Terms defined in the Agreement shall, unless otherwise defined therein, have the same meaning when used herein.

1.	[ ] is a limited company duly incorporated under the laws of [ ] with company registration number [ ], having its address at [ ].

2.	We confirm that we are a wholly owned subsidiary of Euronav NV; and

3.	We agree that we shall become a Party to the Agreement as Acceding Buyer immediately upon signing this accession deed.

4.	The provisions in Clause 21 of the Agreement in respect of choice of law and jurisdiction shall apply to this accession deed as if set out in full herein.

THIS ACCESSION DEED has been executed by the parties mentioned below as a DEED and is delivered on the date stated above.

[Acceding Buyer]

[EXECUTED as a DEED	]
By: [Acceding Buyer]	)

Director

Director/Secretary

OR

[EXECUTED as a DEED
By: [Acceding Buyer]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness

Acknowledged by Euronav NV

as Guarantor

Signature of Director

Name of Director

Appendix 4 – Escrow Agreement